Exhibit 4.4

pixelworks INCORPORATED UNDER THE LAWS OF THE STATE OF CHIEF FINANCIAL OFFICER OREGON THIS CERTIFICATE IS TRANSFERABLE IN JERSEY CITY, NJ, NEW YORK, NY AND PITTSBURGH. PA THIS CERTIFIES THAT CUSIP 72581I SEE REVERSE FOR CERTA FULLY PAID AND NONASSESSABLE SHARES OF COMMON STOCK, $0,001 PAR VALUE PER SHARE, OF Pixelworks, Inc. transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this certificate properly endorsed. This certificate is not valid until countersigned by the Transfer Agent and Registrar. WITNESS the facsimile signatures of its duly authorized officers. Dated: PRESIDENT AND CHIEF EXECUTIVE OFFICER